Exhibit 99.1

Myomo, Inc. Announces Agreements for Exercise of 2020 Investor Warrants

BOSTON, Mass. (October 15, 2021) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced it has entered into agreements with certain of its holders of its existing 2020 investor warrants exercisable for 1,015,798 shares of its common stock, in the aggregate, pursuant to which such holders agreed to exercise their warrants for cash at an exercise price of $5.00 per share. The aggregate gross proceeds from the exercise of the existing warrants is expected to total approximately $5.1 million, before deducting financial advisory fees.

Roth Capital Partners is acting as a financial advisor in connection with the transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S and representatives internationally. For more information, please visit www.myomo.com.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

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